Exhibit 10.5

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on the 29th day of July, 2026, by and between Old Dominion National Bank, a national banking association (the “Bank”), its parent corporation, ODNB Financial Corporation, a Virginia bank holding company (the “Company” and, together with the Bank, the “Employer”) and John (Jack) M. Infield, a Pennsylvania resident (“Officer”), (collectively, the “Parties”), contingent upon and effective as of the closing of the Merger (defined below).

RECITALS

WHEREAS, the Bank, the Company and the Officer entered into that certain First Amended and Restated Employment Agreement dated as of July 1, 2022 (the “Existing Agreement”) pursuant to which Officer served as the President of Centre 1st Bank, a division of the Bank, and President of the Company; and

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), entered into by and between the Company and National Capital Bancorp, Inc., a Maryland corporation (“NCB”) on June 15, 2026, NCB will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”); and

WHEREAS, immediately following the consummation of the Merger, the Bank, a wholly owned direct subsidiary of the Company, will merge with and into The National Capital Bank of Washington, a wholly owned direct subsidiary of NCB (“NCBank”), with NCBank continuing as the surviving entity and as a wholly owned direct subsidiary of the Company (thereafter, either referred to as the “Bank” or “NCBank”); and

WHEREAS, the Parties desire for Officer to continue to serve as President of the Company and to serve as Executive Vice President of the Bank following the closing of the Merger (the “Closing”), and Officer desires to accept such employment, all upon the terms and conditions hereinafter set forth; and

WHEREAS, to accomplish the foregoing, the Parties desire to enter into this Agreement, which will supersede and replace in its entirety the Existing Agreement, effective as of and contingent upon the Closing; and

WHEREAS, if the Closing does not occur on or before the 12 month anniversary of the date of the Merger Agreement, this Agreement will be null and void and the Existing Agreement will continue to govern the terms and conditions of Officer’s employment.

NOW, THEREFORE, in consideration of the recitals, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

1.	Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

1.1	“Bank Board” means the Board of Directors of the Bank.

1.2	“Change in Control” means the occurrence immediately of any of the following that constitutes a change in control event within the meaning of Treasury Regulations Section 1.409A-3(i)(5):

(a)	there shall be consummated any consolidation, merger, share exchange or other transaction relating to (1) the Bank or the Company, or pursuant to which shares of the capital stock of the Bank or the Company are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of the voting stock of the Bank or the Company immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (2) any sale of all or substantially all of the assets of the Bank or the Company; or

(b)	any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing more than fifty percent (50%) of the voting power of all outstanding securities of the Bank or the Company entitled to vote generally in the election of directors of the Bank or the Company (including, without limitation, any securities of the Bank or the Company that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(c)	during any period of two (2) consecutive years during the term of Officer’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(d)	any other change in control of the Bank or the Company similar in effect to any of the foregoing.

1.3	“Code” means the Internal Revenue Code of 1986, as amended, and the applicable guidance issued thereunder.

1.4	“Commencement Date” means the date upon which this Agreement becomes effective in accordance with its terms.

1.5	“Company Board” means the Board of Directors of the Company.

1.6	“Compensation Committee” means the Compensation Committee of the Bank Board or Company Board, or such other or successor committee of either delegated to establish or approve executive officer compensation, and that meets any requirements for independence for such committees that may be or become applicable under law, regulation or the listing requirements of any exchange on which the Company’s securities may be traded.

1.7	“Person” means any individual, firm, association, partnership, corporation, limited liability company, group, governmental agency or other authority, or other organization or entity.

1.8	“Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over Employer or any transaction contemplated, undertaken or proposed to be undertaken by Employer, including, but not limited to the:

(a)	Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b)	Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond;

(c)	Office of the Comptroller of the Currency (OCC);

(d)	Virginia Bureau of Financial Institutions (BFI); or

(e)	any predecessor or successor of any of the foregoing, or any Regulatory Agency which Employer may become subject to supervision by as a result of a change in chartering agency or membership status in the Federal Reserve System, or change in applicable law.

2.	Employment Term.

2.1	Position. The Company hereby employs Officer as President and the Bank hereby employs Officer as Executive Vice President, and Officer accepts such employment.

2.2	Term. The term of this Agreement shall commence on the Commencement Date and end immediately prior to the first anniversary of the Commencement Date, subject to earlier termination in accordance with the provisions of this Agreement (the “Term”). Nothing in this Agreement shall mandate or prohibit a continuation of Officer’s employment following the expiration of the Term.

2.3	Board Service. Officer currently serves as a member of the Bank Board and Company Board. During the Term, Officer also agrees to serve, if elected, as an officer, director or trustee of any affiliate of the Bank and the Company and in such capacity to carry out the duties and responsibilities reasonably appropriate to any such position.

3.	Duties of the Officer.

3.1	Duties. As President of the Company and Executive Vice President of the Bank, Officer shall report directly to the Chief Executive Officer (“CEO”) of the Company and the Bank, respectively. Officer shall have such powers and duties as may from time to time be prescribed by the CEO, provided such powers and duties are consistent with the Officer’s positions. Such duties are further described in the attached Exhibit A.

3.2	Performance of Services. Officer agrees to devote his full business time and attention to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of Employer and to its successful operation. During the Term of this Agreement, Officer shall not at any time or place directly or indirectly engage or agree to engage in any business or practice related to the banking business with or for any other Person to any extent whatsoever, other than to the extent required by the terms and conditions of this Agreement. Officer agrees that while employed by Employer he will not, without the prior written consent of the Company Board or CEO, engage, or obtain a financial or ownership interest, in any other business, employment, consulting or similar arrangement, or other undertaking (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to Employer, present a conflict of interest with Employer, breach his duty of loyalty or fiduciary duties to Employer, or otherwise conflict with the provisions of this Agreement; provided, however, that Officer shall not be prevented from investing his assets in such form or manner as would not require any services on the part of Officer in the operation or the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with Employer. Officer shall promptly notify the Company Board or the CEO of any Outside Arrangement and provide the Company Board or the CEO with any written agreement in connection therewith.

4.	Compensation and Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, Employer shall pay to Officer the following:

4.1	Salary and Incentive Compensation. During the Term, Officer shall be paid a salary from Employer of $300,000 on an annualized basis (“Base Salary”). Employer shall pay Officer’s Base Salary in equal installments in accordance with Employer’s regular payroll periods. Officer shall not be entitled to any separate compensation for service on the Company Board, Bank Board, or the board of an affiliate. During the Term, Officer may be entitled to earn incentive compensation from time to time on such terms as may be established by the Compensation Committee, Company Board or Bank Board.

4.2	Vacation and Leave. During the term of this Agreement, Officer shall be entitled to be paid annual vacation and leave in accordance with the policies of Employer. Officer shall also be entitled to all paid holidays, sick days and personal days provided by Employer to its regular full-time employees and senior executive officers.

4.3	Automobile. Employer shall provide Officer during the Term with the full-time use of a leased car, and Employer will pay up to $1,200 per month for such monthly lease payment. Employer shall be responsible and shall pay for all costs associated with the operation and maintenance of such automobile, including, without limitation, insurance coverage, repairs, maintenance and other operating and incidental expenses, including registration, fuel and oil. Such expenses shall be paid or reimbursed on a monthly basis.

4.4	Benefits. Employer will provide Officer with health and welfare and retirement benefits consistent with those which are offered to other executive officers of Employer, subject to the eligibility criteria and terms of such plans. However, nothing herein prevents Employer from amending, terminating, modifying or reducing benefits provided under such benefit plans.

4.5	Expenses. Employer shall promptly upon presentation of proper expense reports reimburse Officer, in accordance with its policies and procedures, for all reasonable and customary travel and other out-of-pocket expenses incurred by Officer in the performance of his duties and responsibilities under this Agreement and promoting the business of Employer, including appropriate cell phone usage, membership fees, dues and the cost of attending meetings and conventions. All such expenses shall be reimbursed not later than 45 days after the date on which the expenses are incurred.

4.6	Country Club Membership Fees, Club and Association Dues. During the Term of this Agreement, Employer shall pay for the Officer’s membership fees, capital fund assessments and similar items necessary or appropriate to maintain a membership at a country club within Employer’s market area, and dues in community or civic associations, subject to approval by the Compensation Committee. Such fees or expenses shall be paid or reimbursed on a monthly basis, but in no event later than March 15 following the taxable year in which the fees and expenses were incurred or assessed.

4.7	Life Insurance. Employer may, at its cost, obtain and maintain “key-man” life insurance and/or Employer-owned life insurance on Officer in such amount as determined by Employer from time to time. Officer agrees to cooperate fully and to take all actions reasonably required by Employer in connection with such insurance.

5.	Termination of Agreement. This Agreement may be terminated prior to expiration of the Term as provided below.

5.1	Definition of Cause. For purposes of this Agreement, “Cause” means:

(a)	any act of theft, fraud, intentional misrepresentation or similar conduct by Officer in connection with or associated with the services rendered by Officer to Employer under this Agreement;

(b)	any Regulatory Agency formal action or proceeding against Officer as a result of Officer’s negligence, fraud, malfeasance or misconduct; or

(c)	any of the following conduct on the part of Officer that has not been corrected or cured within thirty (30) days after having received written notice from the Company Board, Bank Board or CEO detailing and describing such conduct:

(i)	the use of drugs, alcohol or other substances by Officer to an extent which materially interferes with or prevents Officer from performing his duties under this Agreement;

(ii)	failure by or the inability of Officer to devote full time, attention and energy to the performance of his duties pursuant to this Agreement (other than by reason of his death or disability);

(iii)	intentional material failure by Officer to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Company Board, Bank Board or CEO, which are consistent with his position, other than a failure resulting from Officer’s incapacity because of a physical or mental illness;

(iv)	any action (including any failure to act) or conduct by Officer in violation of a material provision of this Agreement; or

(v)	willful or intentional misconduct on the part of Officer that results in substantial injury to Employer or any of its subsidiaries or affiliates.

5.2	Termination by Employer.

5.2.1	For Cause. Employer shall have the right to cancel and terminate this Agreement and Officer’s employment during the Term for Cause immediately by providing written notice to Officer. Upon termination as set out in this Section 5.2.1, Officer shall be entitled to receive (i) Base Salary paid through the date of termination, (ii) any benefits provided and available under the terms of this Agreement through the date of termination, and (iii) payment of any unused vacation or paid time off, to the extent required under Employer policies, as of the date of termination (the “Accrued Compensation”), payable as a lump sum within thirty (30) days of the date of termination or such sooner period as required by applicable law.

5.2.2	Without Cause. Employer shall have the right to cancel and terminate this Agreement and Officer’s employment during the Term at any time without Cause immediately for any or no reason by providing notice to the Officer. Upon termination as set out in this Section 5.2.2 absent a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.5, payable in accordance with such terms. Upon termination as set out in this Section 5.2.2 within the 12 months following a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.6, payable in accordance with such terms.

5.3	Voluntary Resignation by Officer. Officer shall have the right to cancel and terminate this Agreement and his employment at any time during the Term by providing sixty (60) days prior written notice to the Company Board or CEO. Upon termination as set out in this Section 5.3, Officer shall be entitled to receive the Accrued Compensation, payable as a lump sum within thirty (30) days of the date of termination or such sooner period as required by applicable law.

5.4	Resignation With Good Reason by Officer. Officer shall have the right to terminate employment with Employer during the Term on the occurrence of “Good Reason”, which means (i) the failure or refusal by Employer to substantially perform Employer’s material duties under this Agreement; (ii) any material reduction in Officer’s Base Salary, other than a decrease equally applicable to the Company’s senior management and equally proportionate among them; (iii) any involuntary relocation in excess of thirty-five (35) miles from the office at which Officer spent the majority of his time on the date of this Agreement; or (iv) a material reduction of Officer’s authority, duties, or responsibilities as President of the Company; and in all cases after notice from Officer to Employer within ninety (90) days after the initial existence of any such condition that constitutes Good Reason and the failure of Employer to cure such situation within thirty (30) days after the said notice and provided Officer resigns within thirty (30) days following the failure of Employer to cure the condition during its thirty (30) day cure period. For the avoidance of doubt, removal of Officer from the Company Board, Bank Board, or the board of any of their affiliates or failure to reappoint or reelect Officer to one or more boards, shall not constitute Good Reason.

Upon termination for Good Reason absent a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.5, payable in accordance with such terms. Upon termination for Good Reason within the 12 months following a Change in Control, Officer shall be entitled to receive the amounts described in Section 5.6, payable in accordance with such terms..

5.5	Rights in Event of Termination of Employment Absent a Change in Control. If Officer’s employment is (i) involuntarily terminated without Cause by Employer or its successors during the Term in accordance with the provisions under Section 5.2.2 or (ii) terminated by the Officer for Good Reason during the Term in accordance with the provisions under Section 5.4, then Employer or its successors shall:

(a)	Pay to Officer the Accrued Compensation, payable as a lump sum within thirty (30) days of the date of termination or such sooner period as required by applicable law (to the extent not already paid pursuant to Section 5.3).

(b)	Pay to Officer the remaining amount of Base Salary that Officer would have been entitled to had he remained employed until immediately prior to the first anniversary of the Commencement Date. Such amount will be paid in substantially equal cash installments on the payroll dates of Employer over a period of twelve months from the date of termination.

(c)	Provide immediate full vesting of all unvested time-based restricted stock and time-based stock option awards granted to Officer under an equity-based plan maintained by Employer or its successors as of the date of termination, including any awards issued pursuant to the ODNB Financial Corporation Amended and Restated Book Value Appreciation Rights Plan.

(d)	For a period of 18 months from the date of termination of employment, except as otherwise provided in this paragraph, Officer shall be permitted to continue participation in, and Employer shall pay the premiums or other contributions for, Officer’s participation in Employer’s life, disability, and group health plans as defined under the Consolidated Omnibus Budget Reconciliation Act of 1985 in effect with respect to Officer on the date of his termination of employment (to the extent permissible under such plans). If Employer cannot provide such benefits because Officer is no longer an employee and no longer eligible under the terms of such benefit plans and/or if providing such benefits would violate applicable law, result in a penalty under applicable law or would require Employer to cover the cost of benefits payable under a fully-insured plan from Employer’s general assets, then instead Employer shall pay a dollar amount equal to the respective premiums or contributions under such plans for the Officer’s coverage had he remained eligible as an active employee under such plans on the same schedule as such premiums or other contributions would have been paid, and such amounts shall be taxable and subject to withholding. In addition, if permitted pursuant to the terms of any Employer retirement plan under which the Officer was a participant as of the termination date and subject to applicable law, Officer shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. For the avoidance of doubt, if such retirement benefits may not be provided under the applicable law or the terms of the plan, Officer shall not be entitled to any cash amount in lieu of such benefits. Officer shall not be required to mitigate the amount of any payment provided for in this Section 5.5 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5.5 be reduced by any compensation earned by Officer as the result of employment by another employer or by reason of Officer’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise. Notwithstanding anything in this Section 5.5 to the contrary, the terms of the plan documents control and nothing in this Section 5.5 shall be interpreted to require Employer to amend any plan document, even if permitted by applicable law.

5.6	Rights in Event of Termination of Employment Following a Change in Control. If Officer’s employment is (i) involuntarily terminated without Cause by Employer or its successors during the Term in accordance with the provisions under Section 5.2.2 or (ii) terminated by the Officer for Good Reason during the Term in accordance with the provisions under Section 5.4, in each case within twelve months following a Change in Control, then Employer or its successors shall:

(b)	Pay to Officer the Accrued Compensation, payable as a lump sum within thirty (30) days of the date of termination or such sooner period as required by applicable law (to the extent not already paid pursuant to Section 5.3).

(c)	Pay to Officer 2.5 times Officer’s then-current Base Salary. Such amount will be paid in substantially equal cash installments on the payroll dates of Employer over a period of twelve months from the date of termination.

(d)	Provide immediate full vesting of all unvested time-based restricted stock and time-based stock option awards granted to Officer under an equity-based plan maintained by Employer or its successors as of the date of termination, including any awards issued pursuant to the ODNB Financial Corporation Amended and Restated Book Value Appreciation Rights Plan.

(e)	For a period of 18 months from the date of termination of employment, except as otherwise provided in this paragraph, Officer shall be permitted to continue participation in, and Employer shall pay the premiums or other contributions for, Officer’s participation in Employer’s life, disability, and group health plans as defined under the Consolidated Omnibus Budget Reconciliation Act of 1985 in effect with respect to Officer on the date of his termination of employment (to the extent permissible under such plans). If Employer cannot provide such benefits because Officer is no longer an employee and no longer eligible under the terms of such benefit plans and/or if providing such benefits would violate applicable law, result in a penalty under applicable law or would require Employer to cover the cost of benefits payable under a fully-insured plan from Employer’s general assets, then instead Employer shall pay a dollar amount equal to the respective premiums or contributions under such plans for the Officer’s coverage had he remained eligible as an active employee under such plans on the same schedule as such premiums or other contributions would have been paid, and such amounts shall be taxable and subject to withholding. In addition, if permitted pursuant to the terms of any Employer retirement plan under which the Officer was a participant as of the termination date and subject to applicable law, Officer shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. For the avoidance of doubt, if such retirement benefits may not be provided under the applicable law or the terms of the plan, Officer shall not be entitled to any cash amount in lieu of such benefits. Officer shall not be required to mitigate the amount of any payment provided for in this Section 5.6 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5.6 be reduced by any compensation earned by Officer as the result of employment by another employer or by reason of Officer’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise. Notwithstanding anything in this Section 5.6 to the contrary, the terms of the plan documents control and nothing in this Section 5.6 shall be interpreted to require Employer to amend any plan document, even if permitted by applicable law.

In the event Officer breaches any provision of Section 7 of this Agreement, Officer’s entitlement to any payments and benefits under Section 5.5 or Section 5.6 (other than the Accrued Compensation), if and to the extent not yet paid, shall thereupon immediately cease and terminate. Officer’s right to receive the benefits pursuant to Section 5.5 or Section 5.6 (other than the Accrued Compensation) are conditioned upon his execution and non-revocation of a general release and waiver of claims in favor of Employer provided to Officer by Employer at the time of his termination, which must be executed and become non-revocable no later than the twenty-ninth (29th) day following Officer’s termination of employment. Payments and benefits contingent upon the execution of such release shall only be made once the release becomes irrevocable in accordance with its terms. If the period during which Officer’s consideration of such release spans two calendar years, any payments conditioned on the execution and non-revocation of the release shall not be paid until the second calendar year.

5.7	Resignation from Board Service. Upon the cessation of Officer’s employment with Employer for any reason, unless otherwise requested by the Company, the Officer will resign from all officer and director positions with the Company, the Bank, and their affiliates, and will execute such documents as may be requested by any such entities to confirm that resignation; provided that, unless such cessation of employment is a termination by Employer for Cause, Officer will not then be required to resign from service as a member of the Bank Board and the Company Board, and his continued service on those boards will thereafter be subject Company’s and the Bank’s routine governance processes regarding the service, nomination, reelection and/or removal of directors.

6.	Withholding. Payments and benefits provided under this Agreement shall be subject to any customary and required withholding of income and employment taxes as is required with respect to compensation paid by an employer to an employee.

7.	Confidentiality; Non-Competition; Non-Interference.

7.1	Confidential Information. Officer, during employment by Employer, has had and will continue to have access to and become familiar with various confidential and proprietary information of Employer, its subsidiaries and/or affiliates (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel-related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of Employer, its subsidiaries and/or affiliates which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

7.2	Nondisclosure. Officer hereby covenants and agrees that he shall not at any time during the term of this Agreement, or at any later time (including after the expiration of this Agreement), without the written consent of the Company Board, directly or indirectly, disclose, divulge, reveal, report, publish, or transfer any Confidential Information to any Person, other than an employee of Employer or a Person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Officer of his duties as an officer of Employer, or use Confidential Information in any way or for any purpose, except as required in the course of his employment by Employer or as required by law or pursuant to a subpoena, or to Officer’s personal representatives and professional advisers as is required for purposes of rendering tax or legal advice. The covenant set forth in this Section 7.2 shall not apply to information now known by the public or which becomes known generally to the public (other than as a result of a breach of this Section 7 by Officer) or any information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by Employer. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Officer from making reports (including voluntary reports) of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or making other disclosures protected under the whistleblower provisions of federal law or regulation or (ii) require prior approval by the Company or notification to the Company of any such report.

7.3	Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Officer, or otherwise provided to or coming into the possession of Officer, that contain any proprietary information about or pertaining or relating to Employer, its respective parents, subsidiaries and/or affiliates and/or its businesses (“Proprietary Information”) shall at all times remain their exclusive property. Promptly after a request by the Company Board or the CEO or upon the termination of Officer’s employment, Officer shall take reasonable efforts to (i) return to Employer all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks containing or embodying any Document or Proprietary Information and (ii) purge and destroy all Documents and Proprietary Information in any intangible form (including computerized, digital or other electronic format).

7.4	Non-Competition. Officer hereby acknowledges and agrees that, during the course of employment by Employer, he has and will become familiar with and involved in all aspects of the business and operations of Employer and its subsidiaries and affiliates. Officer hereby covenants and agrees that from the Commencement Date until the date two years after his last day of employment with the Company or the Bank, whichever is later (including in the event his last day of employment occurs later than the expiration of the Term), Officer will not perform duties that are the same as or substantially similar to those duties performed by Officer for Employer in the two years prior to the termination of his employment, as an officer, a director, an employee, a partner or in any other capacity that is headquartered within a fifty (50) mile radius of either the location of Employer’s headquarters or any Bank office in Centre County, PA, if those duties are performed for a business that is the same as or substantially similar to the business in which Employer was engaged at the time Officer’s employment terminates. This restriction shall not preclude Officer from being a passive investor owning less than 4.99% of the stock of a bank and/or bank holding company. Officer hereby agrees that the provisions of this Section 7.4 are fully assignable by Employer to any successor. Officer also acknowledges that the terms and conditions of this Section 7.4 will not be affected by the circumstances surrounding his termination of employment.

7.5	Non-Interference. Officer hereby covenants and agrees that from the Commencement Date until two years after his last day of employment with the Company or the Bank, whichever is later (including in the event his last day of employment occurs later than the expiration of the Term), Officer will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or any other capacity), induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, Employer or any of its subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with Employer and for any such subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship.

7.6	Injunction. In the event of any breach or threatened or attempted breach of any such provision by Officer, Employer shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Officer and each and every other Person involved therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

7.7	Reasonableness.

7.7.1	Officer has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictions and agreements set forth in this Section 7 are fair and reasonable and are reasonably required for the protection of the interests of Employer and its business, shareholders, directors, officers and employees. Officer further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

7.7.2	If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Section 7 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the Parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the Parties direct the court to make, and the Parties agree to be bound by such modified provision or restriction.

7.8	Survival. Officer’s obligations under Section 7 of this Agreement shall survive Officer’s separation from employment regardless of the manner of such separation from employment, and shall be binding upon Officer’s heirs, successors, and assigns, as well as any companies, corporations, partnerships, or other legal or corporate entities subsequently formed by, or on behalf of, Officer.

7.9	Severance Regarding Section 7 Promises. In exchange for Officer’s promises in Sections 7.4 and 7.5 of this Agreement, Officer shall receive a severance benefit equivalent to 30 days of Officer’s base salary, less all applicable withholdings, then existing at the time of termination, in the event that (i) Officer’s employment is terminated without Cause during the Term, (ii) neither the Bank nor the Company offer employment to Officer immediately following the Term or (iii) Officer continues in employment after the expiration of the Term, and then Officer’s employment is terminated without Cause. The severance benefit under this Section 7.9 shall be payable no later than thirty (30) days after Officer’s employment ends pursuant to the terms hereof and is in addition to, and not a substitute for, the severance and other benefits set forth in Sections 5.5 and 5.6 above. For the avoidance of doubt, the severance benefit under this Section 7.9 is not conditioned on a general release and waiver of claims, such as that referenced in Section 5.

8.	Company Policies. Officer shall comply with and agrees to be bound by the policies of Employer as in effect from time to time, including without limitation policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.

9.	Construction; Compliance with 409A; Delay in Payment.

9.1	It is the intention of the Parties that this Agreement and the payments provided for hereunder shall be either exempt from or in compliance with Code Section 409A, and thus avoid the imposition of any excise tax and interest on Officer pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent. Officer acknowledges and agrees that he shall be solely responsible for the payment of any excise tax or penalty which may be imposed under Code Section 409A or to which he may become subject as a result of the payment of any amounts under this Agreement.

9.2	Notwithstanding anything to the contrary contained herein, any payment hereunder that is considered “nonqualified deferred compensation” within the meaning of Code Section 409A that is to be made to Officer while he is a “specified employee” within the meaning of Code Section 409A within six months following Officer’s “separation from service” (as determined in accordance with Code Section 409A) and payable as a result of such separation from service, then to the extent that such payment is not otherwise permitted under Code Section 409A such that it would be exempt from the excise tax thereunder, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Officer’s separation from service, or, if earlier upon Officer’s death. Any references to a “termination” or “termination of employment” used in this Agreement shall be deemed to mean a “separation from service” within the meaning of Code Section 409A. To the extent that any payment to Officer which is payable in installments is required to be deferred pursuant to this Section 9.2, such deferred installments shall be paid on the first business day of the seventh month following Officer’s separation from service, or, if earlier upon Officer’s death, and any remaining installments shall be paid as scheduled. For purposes of this Agreement, any payment to Officer which is payable in installments represents the right to a series of separate payments.

9.3	Any reimbursements and in-kind benefits provided under this Agreement shall be made in a manner that is either exempt from or compliant with Section 409A of the Code. To the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code, then (i) they shall be reimbursed or provided specifically as set forth in this Agreement, (ii) the amount of expenses or in-kind benefits available in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits available in any other taxable year, (iii) the reimbursement of expenses must be made on or before the last day of the Officer’s taxable year following the taxable year in which the expenses were incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

9.4	The Parties agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to fully comply with Code Section 409A.

10.	Section 280G. Notwithstanding any other provision of this Agreement, should the total of all amounts or benefits payable under this Agreement, together with any other payments which Officer has a right to receive from Employer or any successors of any of the foregoing, constitute “parachute payments” as described in Code Section 280G(b)(2) and result in the imposition of an excise tax under Code Section 4999 (or any successor thereto) if such amounts were paid, then such amounts or benefits shall be reduced to the extent necessary to ensure that no portion thereof will be subject to an excise tax under Code Section 4999 or will fail to be tax-deductible to the Employer or its related entities by reason of Code Section 280G. Any such reduction required under this Section 10 shall occur by (i) first reducing any cash payments provided for under this Agreement, (ii) second reducing any equity awards provided for under this Agreement, and (iii) third reducing any other payments provided for under other agreements or plans. Any payment or benefit which is required to be included under Code Sections 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment “made to Officer” or a payment “which Officer has a right to receive” for purposes of this provision. Employer (or its successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by Employer’s independent certified accountant and tax counsel and shall notify Officer of the amount of excise tax prior to the time such excise tax is due. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the Parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed), within fifteen (15) days of the date on which the erroneous payment is determined by Employer’s independent certified accountant and/or tax counsel. The Parties recognize that the actual implementation of the provisions of this subsection is complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

11.	Certain Regulatory Events.

11.1	If Officer is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDIA or equivalent provisions relating to a regulator with supervisory authority over Employer, all obligations of Employer under this Agreement shall terminate as of the effective date of the order.

11.2	If Employer is in default (as defined in Section 3(x)(1) of FDIA or equivalent provisions relating to a regulator with supervisory authority over Employer), all obligations of Employer under this Agreement shall terminate as of the date of default.

11.3	If a notice served under Sections 8(e)(3) or 8(g)(1) of the FDIA or equivalent provisions relating to a regulator with supervisory authority over Employer suspends and/or temporarily prohibits Officer from participating in the conduct of Employer’s affairs, Employer’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer may, in its discretion and to the fullest extent permitted by applicable law, (1) pay Officer all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

11.4	If Employer is prohibited from making a payment hereunder, or agreeing to make a payment hereunder, under Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”) or equivalent provisions relating to a regulator with supervisory authority over Employer, then Employer shall not be obligated to make such payment, and Officer shall have no right to receive such payment. If Employer is prohibited from making a payment hereunder without the prior consent or approval of the FDIC, OCC or another appropriate federal banking agency, then Employer shall not be obligated to make such payment, and Officer shall have no right to receive such payment, unless such consent or approval is received.

11.5	The occurrence of any of the events described in Section 11 may be considered by Employer in connection with a termination for Cause.

12.	Assignability. Officer shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof.

14.	Legal Expenses. Employer shall reimburse Officer for all reasonable legal fees and expenses he may incur in seeking to obtain or enforce any right or benefit provided by this Agreement, but only with respect to such claim or claims upon which Officer prevails. Such payments shall be made within fourteen (14) days after delivery of Officer’s written request for payment accompanied with such evidence of fees and expenses incurred as Employer may reasonably require.

15.	Indemnification; Liability Insurance. Employer shall indemnify Officer, to the fullest extent permitted by Virginia law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of Employer or is or was serving at the written request of Employer as a director, officer, employee or agent of another person or entity. Officer’s right to indemnification provided herein is not exclusive of any other rights to which Officer may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement.

16.	Successors; Binding Agreement.

16.1	Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” and “Company” shall mean the Bank and the Company, respectively, as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

16.2	This Agreement shall inure to the benefit of and be enforceable by Officer’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Officer should die after a notice of termination pursuant to Section 5, and Officer is entitled to payment in accordance with Section 5.5 or Section 5.6, such that all amounts would be payable to Officer under this Agreement if Officer had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Officer’s devisee, legatee, or other designee, or, if there is no such designee, to Officer’s estate.

17.	Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given (1) when hand delivered to the other party; or (2) when received by email at the email address set forth below provided however, that notices given by email shall not be effective unless either a duplicate copy of such notice is promptly given by depositing same in a United States post office first-class postage prepaid and addressed to the parties as set forth below, or the receiving party delivers a written confirmation of receipt for such notice either by email or any other method permitted under this subsection; additionally, any notice given by email shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient’s time or on a non-business day); or (3) three business days after the same have been deposited in a United States post office with first-class certified mail, return receipt, postage prepaid and addressed to the parties as set forth below; or (4) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and UPS being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party received a confirmation of delivery from the delivery service provider. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Section.

To:	ODNB Financial Corporation c/o Mark S. Merrill, CEO Address: 8607 Westwood Center Dr. Ste. 440 Tysons Corner, VA 22182 Email: [XXXXXXXX] Phone: [XXXXXXXX]

To:	John (Jack) M. Infield Address: last mailing address on file with Employer Email: [XXXXXXXX] Phone: [XXXXXXXX]

18.	Entire Agreement. This Agreement contains all of the agreements and understandings between the Parties with respect to the employment of Officer by Employer, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, including but not limited to the Existing Agreement. Officer understands and agrees that this Agreement will replace the Existing Agreement in its entirety, and that, by executing this Agreement, he is waiving his right to resign for “Good Reason” under the Existing Agreement. Officer further acknowledges that any change to the terms of his employment by virtue of the Merger and the replacement of the Existing Agreement with this Agreement will not constitute “Good Reason” hereunder. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

19.	Headings. The Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.	Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

21.	Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

22.	Effectiveness of Agreement. In order to become legally enforceable, this Agreement must be approved by the applicable Board or delegated Compensation Committee and the Officer. Thereafter, this Agreement shall be binding upon, and inure to the benefit of, Employer, its respective successors and assigns, and Officer and his heirs, executors, administrators, and personal and legal representatives.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ODNB FINANCIAL CORPORATION

By:	/s/ Mark S. Merrill
Mark S. Merrill
Chairman and CEO

Old Dominion National Bank

By:	/s/ Mark S. Merrill
Mark S. Merrill
Chairman and CEO

OFFICER:

/s/ John (Jack) M. Infield
John (Jack) M. Infield

Exhibit A

Position Summary

The President serves as a senior executive officer of the Company works closely with the Company’s Chief Executive Officer, Company Board, and executive leadership team to execute the Company’s strategic plan, drive enterprise-wide performance, support shareholder value creation, and oversee key corporate initiatives. The President provides leadership across the Company’s subsidiaries, investments, and strategic initiatives while supporting public company, regulatory, governance, and capital markets activities. The President’s duties may be modified from time to time, based on the needs of the Company, the evolution of its business and changing market conditions, but in any case, will be executive-level duties consistent with his positions. The President’s primary duties as of the date of this Agreement are summarized below:

Strategic Execution

•	Execute the strategic plan approved by the Company Board.

•	Coordinate strategic initiatives across the Company and its subsidiaries.

•	Co-lead major enterprise initiatives, including mergers and acquisitions, integration efforts, capital markets transactions, technology investments, and other strategic projects.

•	Monitor execution of strategic priorities and ensure initiatives remain on schedule and aligned with corporate objectives.

•	Regularly report progress against strategic goals to the Chief Executive Officer.

Enterprise Leadership

•	Co-chair executive management meetings and help drive enterprise-wide alignment on strategic priorities.

•	Promote accountability for strategic, financial, and operational performance throughout the organization.

•	Support enterprise decision-making and organizational effectiveness across all areas of the Company.

Financial Performance

•	Partner with the Chief Executive Officer and Chief Financial Officer to monitor financial performance and long-term shareholder value creation.

•	Participate in the development of annual budgets, strategic plans, financial forecasts, and performance targets.

•	Monitor profitability, operating efficiency, growth objectives, and capital deployment initiatives.

•	Support management's efforts to achieve approved financial and strategic goals.

Business Line and Investment Oversight

•	Provide executive oversight of designated holding company investments and activities, including insurance operations, non-bank subsidiaries and strategic investments and partnerships.

•	Monitor performance, strategic alignment, and growth opportunities associated with these activities.

A-1

Corporate Development and Shareholder Value

•	Assist in identifying, evaluating, and executing strategic growth opportunities.

•	Support mergers and acquisitions, integration activities, strategic partnerships, and capital planning initiatives.

•	Contribute to initiatives designed to enhance long-term shareholder value.

•	Support the evaluation and execution of strategic investments and business development opportunities.

Talent and Culture

•	Champion the Company's culture, values, and leadership expectations.

•	Reinforce a culture of integrity, inclusion, collaboration, and high performance.

Risk Management and Governance

•	Ensure implementation and execution of Company Board-approved policies and strategic directives.

•	Support enterprise risk management, corporate governance, and regulatory compliance activities.

•	Monitor enterprise-level risk issues and remediation efforts.

•	Promote a strong culture of compliance, internal controls, and risk awareness throughout the organization.

Public Company Responsibilities

•	Participate in quarterly earnings calls, investor presentations, and shareholder communications.

•	Meet with institutional investors, analysts, and other stakeholders as appropriate.

•	Represent the Company at industry, investor, community, and professional events.

•	Support SEC reporting processes and public company governance requirements.

•	Contribute to the Company's investor relations strategy and external communications.

Company Board Interaction

•	Assist in presentation of operating results, strategic initiatives, and key business developments to the Company Board.

•	Support Company Board and committee meetings through presentations, analysis, and follow-up actions.

•	Report on strategic initiatives, corporate investments, and enterprise projects.

•	Implement Company Board directives and monitor execution of approved strategic initiatives.

•	Support the information needs of the Company Board and its committees as requested.

Regulatory Relationships

•	Participate in meetings and ongoing communications with the Federal Reserve

•	Support coordination of regulatory examinations and inspections at the Company level.

•	Oversee timely remediation of regulatory findings and recommendations.

•	Promote a strong culture of compliance, governance, and regulatory accountability.

•	Assist in maintaining productive and transparent relationships with regulatory authorities.

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